Endeavor Series Trust
10f-3 Report Affiliated Underwriters
Endeavor Enhanced Index Portfolio
April 1,1999- June 30, 1999

ISSUER		TRADE DATE	CATAGORY	3YRS OPERATION
Goldman Sachs Group	5/3/99		(i)		yes

Selling Broker  Shares Purchased  Purchase        %
   Price per sale  Of issue
Goldman Sachs   1,100            53.00           0.6400%


ISSUER          TRADE DATE      CATAGORY     3YRS OPERATION
evel 3 communications* 3/3/99          (i)         yes
elling Broker  Shares Purchased    Purchase  %
Price per sale  Of issue
salomon Smith  2,900   54.00  0.0116%
The advisor is reporting this transaction at this time due to an oversight in their reporting for the previous quarter.
(1) Securities are (i) part of an issue registered under the Securities Act of 1933(the "1933 Act") that is being offered to the public. (ii)
Eligible Municipal Securities (as defined in Rule 10f-3 under the 1940 Act( the "Rule")), (iii) securities sold in an Eligible Foreign Offering (as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).
(2) Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers, as defined in the Rule 144A (a) (1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering.